“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”

We hereby consent to all references to our firm in the 485B filing of the IPS Millennium Fund and the IPS New Frontier Fund

Cohen McCurdy, Ltd.

February 18, 2005